June 28, 1999
MOVIE STAR, INC.
136 Madison Avenue
New York, NY 10016

         It is mutually agreed that the Financing Agreement entered into between us dated April 24, 1996 as amended or supplemented (the "Financing Agreement") is amended effective July 1, 1999 as follows:

1. Section 3.1 is deleted in its entirety and the following is substituted in its place and stead:
         3.1 Borrower agrees to pay to lender each month interest in arrears (computed on the basis of the actual number of days elapsed over a year of 360 days) on the average daily balances in the Loan Account during the preceding month at a rate to equal to the Prime Rate; provided however, that no decrease shall reduce the Prime Rate below 6% per annum. Any change in the effective interest rate due to a change in the Prime Rate shall take effecting the date of such change in the Prime Rate.

2. Section 3.2 is deleted in its entirety and the following is substituted in its place and stead:
         3.2 Borrower shall pay to Lender a facility fee for each contract year of this Agreement equal to one quarter of one percent (1/4 of 1%) of the Maximum Amount payable on the first day of each contract year commencing on July 1, 1999. Upon any renewal of this Agreement, Borrower shall pay to Lender an annual facility fee equal to one quarter of one percent (1/4 of 1%) of the Maximum Amount provided, however, that commencing with the calendar quarter beginning July 1, 1999, we shall rebate to you quarterly twenty-five percent (25%) of an amount equal to one eighth of one percent (1/8 of 1%) of the Maximum Amount.

3. Section 3.3 is deleted in its entirety and the following is substituted in its place and stead:
         Should Lender arrange to open Letters of Credit or issue guarantees for Borrower's account, Borrower agrees to pay Lender and amount equal to one quarter of one percent (1/4 of 1%) percent of the face amount of such Letters of Credit or guaranties, plus one eighth of one percent for each 60 days or portion thereof that the letter of credit (or any resulting acceptance) or guaranty remains open and unpaid, plus bank charges. In addition to the above we shall rebate to you on a monthly basis one eighth of one percent (1/8 of 1%) of the face amount of any letters of credit opened during such month. In no event, however, shall the rebates in Paragraph 3.2 and 3.3 exceed $25,000 in any contract year.

4. The Renewal Date specified in Section 9.1 is hereby amended to read June 30, 2001.

5. Notwithstanding the provisions as set forth in Paragraph 9.1, the early termination fee is herewith waived for the period from July 1, 2000 to June 30, 2001.

6. The notification charge of $2,000.00 per month as set forth in your letter to us dated April 24, 1996 is herewith terminated.

         In all other respects the terms and conditions of the aforesaid agreement, as the same may have heretofore been amended, shall remain unchanged.

                               ROSENTHAL & ROSENTHAL, INC.

                               BY: /S/ Jerry Sandak, Sr.  V.P.
                                  ----------------------------


THE FOREGOING IS ACKNOWLEDGED
AND AGREED TO:
MOVIE STAR, INC.

BY: /S/ Thomas Rende
   --------------------
    THOMAS RENDE, CFO